EXHIBIT 5

[Letterhead of Proskauer Rose LLP]

April 27, 2005

Board of Directors of

The Dress Barn, Inc.

30 Dunnigan Drive

Suffern, New York 10901

Ladies and Gentlemen:

We have acted as counsel to The Dress Barn, Inc., a Connecticut corporation (the “Company”), and D.B.R., Inc. (“D.B.R.”), Maurices Incorporated (“Maurices”) and The Men’s Company, Inc. (the “Men’s Company”) each a Delaware corporation (and collectively the “Delaware Guarantors”), DBX, Inc., a New York corporation (“DBX”), and Dress Barn Credit Management, LLC, a Virginia limited liability company (“Dress Barn LLC” and, together with D.B.R., Maurices, the Men’s Company and DBX, the “Guarantors”), in connection with the registration for resale by the holders thereof of $115,000,000 aggregate principal amount of 2.50% Convertible Senior Notes due 2024 (the "Notes") and 5,470,722 shares of common stock, par value $.05 per share (“Common Stock”), issuable in certain circumstances upon conversion of the Notes, under the Securities Act of 1933, as amended (the "Securities Act"), by the Company, on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on April 27, 2005 (the "Registration Statement"). The Notes have been issued pursuant to an indenture dated December 15, 2004, as thereafter supplemented (the "Indenture") by and among the Company, the Guarantors and The Bank of New York, as trustee. You have requested our opinion with respect to the matters set forth below.

In connection with rendering this opinion, we have examined originals or copies of such documents, corporate records and other instruments we have deemed relevant, including, without limitation: (i) the certificate of incorporation of each of the Delaware Guarantors; (ii) the bylaws of each of the Delaware Guarantors and (iii) the resolutions of the Board of Directors of each of the Delaware Guarantors that were adopted on January 3, 2005.

In rendering this opinion, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Notes. In addition, we have examined and relied upon the originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, resolutions, documents, agreements and instruments relating to the Company and the Guarantors, and certificates of public officials and representatives of the Company and the Guarantors as we considered necessary or appropriate for enabling us to express the opinions set forth below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon, and assumed the accuracy of, written statements of certain public officials, including certificates of officers and other representatives of the Company and others. We have not independently verified such factual matters.

Insofar as this opinion relates to the respective guarantees (individually a “Guarantee” and collectively the “Guarantees”) by the Guarantors, we have assumed the adequacy of the consideration that supports the agreements of the Guarantor and the solvency and adequacy of capital of the Guarantors.

This opinion is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, and the law of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. Insofar as matters of Connecticut and Virginia law are involved in this opinion, we have relied upon the opinion of Connecticut local counsel with regard to Connecticut law, as to the validity of the Common Stock, the power and authority of the Company and the due authorization, execution and delivery of the Notes by the Company filed as Exhibit 5(a) to the Registration Statement, and the opinion of Virginia local counsel with regard to Virginia law, as to the power and authority of Dress Barn LLC and the due authorization, execution and delivery of the Guarantee by Dress Barn LLC, filed as Exhibit 5(b) to the Registration Statement.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, (i) the Notes constitute legally valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms and the terms of the Indenture; (ii) each Guarantee will constitute the valid and legally binding obligation of its respective Guarantor signatory, enforceable against such Guarantor in accordance with its terms; (iii) each of the Delaware Guarantors has the corporate power and authority to enter into the guarantee to which such Delaware Guarantor is a party with respect to the Notes; (iv) the execution, delivery and performance of the Guarantees by the Delaware Guarantors have been duly authorized by all requisite corporate action; and (v) each of the Guarantees of the Delaware Guarantors, when executed and delivered as contemplated by the Indenture, will have been duly executed and delivered by each of the Delaware Guarantors.

The opinions rendered in the paragraph above relating to the enforceability of the Notes and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 5.07 of the Indenture; and (v) the unenforceability of any provision requiring the payment of attorneys' fees, except to the extent a court determines such fees to be reasonable.

We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP